EXHIBIT 21

Certain Subsidiaries of PNM Resources, Inc.

As of December 31, 2006, PNM Resources, Inc. directly or indirectly owns all of the voting securities of the following "significant subsidiaries" (as defined in Rule 1-02(w) of Regulation S-X):

Public Service Company of New Mexico, a New Mexico corporation that does business under the names “Public Service Company of New Mexico” and “PNM”.

Texas-New Mexico Power Company, a Texas corporation that does business under the name Texas-New Mexico Power Company.

First Choice Power Special Purpose, LP, a Texas limited partnership that does business under its partnership name.

First Choice Power, LP, a Texas limited partnership that does business under its partnership name.

FCP Enterprises Inc., a Delaware corporation that does business under its corporate name.

TNP Enterprises, Inc., a Texas corporation that does business under its corporate name.

Altura Energy, LLC, a Delaware limited liability company that does business under its company name.

Altura Power L.P., a Texas limited partnership that does business under its partnership name.

The remaining subsidiaries of PNM Resources, Inc. considered in the aggregate as a single subsidiary, do not constitute a "significant subsidiary" as of the end of the year covered by this report.